Exhibit 12.1

                         CONSECO, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts - Consolidated Basis
                              (Dollars in millions)

                                                                    Successor                       Predecessor
                                                           ----------------------------    ---------------------------
                                                               Year         Four months    Eight months       Year
                                                               ended           ended           ended          ended
                                                           December 31,    December 31,     August 31,      December 31,
                                                               2004            2003           2003(b)         2002
                                                               ----            ----           ----            ----
Pretax income (loss) from operations:
    Net income (loss)......................................    $294.8          $ 96.3        $2,201.7       $(7,835.7)
    Add income tax expense (benefit).......................     159.3            53.2           (13.5)          864.3
    Add discontinued operations............................       -               -             (16.0)        2,216.8
    Add minority interest..................................       -               -               -             173.2
    Add cumulative effect of accounting change.............       -               -               -           2,949.2
                                                               ------          ------        --------       ---------

       Pretax income (loss) from operations................     454.1           149.5         2,172.2        (1,632.2)
                                                               ------          ------        --------       ---------

Add fixed charges:
    Interest expense on corporate debt, including
       amortization........................................      71.5            34.4           223.2           346.7
    Interest expense on investment borrowings..............       8.0             2.4             8.3            16.4
    Interest added to policyholder account balances........     410.4           145.5           307.9           496.6
    Portion of rental (a)..................................      13.5             6.4             8.9            13.8
                                                               ------          ------        --------       ---------

       Fixed charges.......................................     503.4           188.7           548.3           873.5
                                                               ------          ------       ---------       ---------

       Adjusted earnings (loss)............................    $957.5          $338.2        $2,720.5       $  (758.7)
                                                               ======          ======        ========       =========

          Ratio of earnings to fixed charges...............     1.90X           1.79X           4.96X           (c)
                                                                =====           =====           =====            =

Fixed charges..............................................    $503.4          $188.7        $  548.3       $   873.5

Add dividends on preferred stock, including dividends on
    preferred stock of subsidiaries (divided by the ratio of
    income before minority interest to pretax income)......     100.9            43.2             -               3.2
Add distributions on Company-obligated mandatorily
    redeemable preferred securities of subsidiary trusts...       -               -               -             173.2
                                                               ------          ------        --------       ---------

       Fixed charges plus preferred dividends and
              distributions on Company-obligated
              mandatorily redeemable preferred
              securities of subsidiary trusts..............    $604.3          $231.9        $  548.3       $ 1,049.9
                                                               ======          ======        ========       =========

       Adjusted earnings (loss)............................    $957.5          $338.2        $2,720.5       $  (758.7)
                                                               ======          ======        ========       =========

          Ratio of earnings to fixed charges, preferred
              dividends and distributions on
              Company-obligated mandatorily redeemable
              preferred securities of subsidiary trusts....     1.58X           1.46X           4.96X            (d)
                                                                =====           =====           =====             =

--------------------
   (a)  Interest portion of rental is estimated to be 33 percent.
   (b) Earnings for the eight months ended August 31, 2003 included reorganization items totaling $2,130.5 million. The reorganization items included: (i) $3,151.4 million related to the gain on the discharge of prepetition liabilities; (ii) $(950.0) million related to fresh start adjustments; and (iii) $(70.9) million related to professional fees. The ratios for the eight months ended August 31, 2003, excluding such reorganization items would be as follows: (i) ratio of earnings to fixed charges - 1.08X; and (ii) ratio of earnings to fixed charges excluding interest added to policyholder account balances - 1.17X. There were no preferred stock dividends or distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts during the eight months ended August 31, 2003.
   (c) For such ratios, earnings were $1,632.2 million less than fixed charges. Earnings for the year ended December 31, 2002 included: (i) special and reorganization charges of $110.9 million; (ii) goodwill impairment charges of $500 million; and (iii) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the accompanying consolidated financial statements.
   (d) For such ratios, earnings were $1,808.6 million less than fixed charges. Earnings for the year ended December 31, 2002 included: (i) special and reorganization charges of $110.9 million; (ii) goodwill impairment charges of $500 million; and (iii) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the accompanying consolidated financial statements.